Exhibit 5.1

August 23, 2022

Credit Suisse AG
Paradeplatz 8, 8070

Zurich, Switzerland

Ladies and Gentlemen:

We have acted as special United States counsel to Credit Suisse AG, a corporation established under the laws of, and duly licensed as a bank in, Switzerland (the “Company”), in connection with the offering by the Company, acting through its New York branch (the “Branch”), pursuant to a registration statement on Form F-3 (No. 333-238458-02) of $1,250,000,000 aggregate principal amount of 4.750% Senior Notes due 2024 and $1,250,000,000 aggregate principal amount of 5.000% Senior Notes due 2027 (together, the “Securities”) to be issued under a senior indenture, dated as of March 29, 2007 (the “Base Indenture”), as supplemented by a second supplemental indenture, dated as of March 25, 2009 (the “Second Supplemental Indenture”) and a third supplemental indenture, dated as of September 9, 2020 (the “Third Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), in each case between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

Such registration statement, as amended as of its most recent effective date (August 18, 2022), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibits 25.1 - 25.5, is herein called the “Registration Statement;” the related prospectus dated June 18, 2020, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the related prospectus supplement dated June 18, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Prospectus Supplement;” the preliminary pricing supplement dated August 18, 2022, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Pricing Supplement;” and the related final pricing supplement dated August 18, 2022, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Pricing Supplement.” The Base Prospectus, the Prospectus Supplement and the Preliminary Pricing Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus, the Prospectus Supplement and the Final Pricing Supplement together are herein called the “Final Prospectus.”

Credit Suisse AG, p. 2

In arriving at the opinion expressed below, we have reviewed the following documents: (a) the Registration Statement; (b) the Pricing Prospectus; (c) the Final Prospectus; (d) a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee; (e) an executed copy of the Terms Agreement dated August 18, 2022 related to the Securities (and incorporating by reference the Distribution Agreement dated May 7, 2007) (the “Terms Agreement”); and (f) an executed copy of the Indenture. In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, when the Securities have been duly delivered to and paid for by the purchasers thereof in the manner described in the Terms Agreement and the Final Prospectus, the Securities will be the valid, binding and enforceable obligations of the Company, acting through the Branch, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion involves matters governed by Swiss law, we have relied, without independent inquiry or investigation, on the opinion of Homburger AG of August 23, 2022 and filed by the Company as an exhibit to a Report on Form 6-K on the date hereof. Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Branch, (a) we have assumed that the Company, the Branch and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company or the Branch regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities or to banks with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, (c) we express no opinion with respect to the effect of any mandatory choice of law rules and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

Credit Suisse AG, p. 3

In addition, we note that the designation in Section 10.08(b) of the Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceeding relating to the Indenture and the Securities is (notwithstanding the waiver in Section 10.08(b)) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings.

We express no opinion as to the enforceability of Section 10.15 of the Base Indenture and Section 3(g) of the Second Supplemental Indenture relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Report on Form 6-K to be filed by the Company on the date hereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner